UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2020

Portola Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35935	20-0216859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 E. Grand Avenue South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (650) 246-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PTLA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Following discussions, Portola Pharmaceuticals, Inc. (“Portola”), Bristol-Myers Squibb Company (“BMS”) and Pfizer, Inc. agreed to terminate the Collaboration and License Agreement among the parties, dated February 1, 2016, for the development and commercialization of andexanet alfa in Japan. As a result, on April 3, 2020 Portola received a written notice of termination from BMS and Pfizer and will regain full Japanese rights for andexanet alfa. Japan represents the third largest market for Factor Xa inhibitors after the United States and the EU 5 countries. Portola will have exclusive rights to develop and commercialize andexanet alfa in the United States, Europe, Japan and rest of the world markets.

Pursuant to the terms of the agreement, the termination will be effective on October 2, 2020 and over the next 180 days Portola intends to work collaboratively with BMS, Pfizer and Japanese regulators to transition the andexanet alfa Japanese development and commercialization program to Portola, and advance the plans for regulatory filing.

Under the terms of the original agreement, Portola received an upfront payment of $15 million and had the right to receive potential regulatory milestones of up to $20 million and sales-based milestones of up to $70 million, as well as compensation based on andexanet alfa net sales in Japan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Pharmaceuticals, Inc.

Dated: April 9, 2020

	By:	/s/ Mike Ouimette
Mike Ouimette
Vice President and Assistant Corporate Secretary, Legal